UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between COMMUNITY CENTRAL BANK CORPORATION Mount Clemens, Michigan and FEDERAL RESERVE BANK OF CHICAGO Chicago, Illinois	Docket No. 10-250-WA/RB-HC

WHEREAS, Community Central Bank Corporation, Mount Clemens, Michigan ("CCBC"), a registered bank holding company, owns and controls Community Central Bank, Mount Clemens, Michigan (the -Bank-), a state-chartered nonmember bank, and various nonbank subsidiaries;
WHEREAS, it is the common goal of CCBC and the Federal Reserve Bank of Chicago (the "Reserve Bank") to maintain the financial soundness of CCBC so that CCBC may serve as a source of strength to the Bank;
WHEREAS, CCBC and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on January 18                , 2011, the board of directors of CCBC, at a duly constituted meeting, adopted a resolution authorizing and directing Ray T. Colonius to enter into this Agreement on behalf of CCBC, and consenting to compliance with each and every provision of this Agreement by CCBC and its institution-affiliated parties, as defined in sections

3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
NOW, TIIERFFORE, CCBC and the Reserve Bank agree as follows:
Source of Strength
1.    The board of directors of CCBC shall take appropriate steps to fully utilize CCBC's financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order issued jointly by the Federal Deposit Insurance Corporation ("FDIC") and the State of Michigan Office of Financial and Insurance Regulation on November 1, 2010, and any other supervisory action taken by the Bank's federal or state regulator.
Dividends and Distributions
2.    (a)           CCBC shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors.
          (b)   CCBC shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
          (c)   CCBC and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)   All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on CCBC's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses (the "ALLL"); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, CCBC must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
3.   (a)           CCBC and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b)   CCBC shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Capital Plan
4.   Within 60 days of this Agreement, CCBC shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at CCBC on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)   The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank's federal regulator;
(b)   the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;
(c)   the source and timing of additional funds necessary to fulfill the consolidated organization's and the Bank's future capital requirements;
(d)   supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and
(e)   the requirements of section 225.4(a) of Regulation Y of the Board of Governors that CCBC serve as a source of strength to the Bank.
5.   CCBC shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of CCBC's capital ratios fall below the approved plan's minimum ratios. Together with the notification, CCBC shall submit an acceptable written plan that details the steps that CCBC will take to increase CCBC's capital ratios to or above the approved plan's minimums.
Cash Flow Projections
6.   Within 30 days of this Agreement, CCBC shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for the first full calendar quarter following the date of this Agreement. For each subsequent calendar quarter CCBC shall submit to the Reserve Bank a Cash Flow Projection for that calendar quarter at least thirty days prior to the beginning of that quarter.
Regulatory Reports
7.   (a)           Within 60 days of this Agreement, CCBC shall submit to the Reserve Bank acceptable written procedures to strengthen and maintain internal controls to ensure that all required regulatory reports and notices filed with the Reserve Bank accurately reflect CCBC's financial condition and are filed in accordance with the applicable instructions for preparation.
(b)   Within 60 days of this Agreement, CCBC shall file amended regulatory reports to correct any report previously filed during 2010 that does not comply with regulatory reporting requirements.
Compliance with Laws and Regulations
8.   (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, CCBC shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b)   CCBC shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).
Progress Reports
9.   Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.
Approval and Implementation of Plans
10.   (a)           CCBC shall submit written plans and a program that are acceptable to the Reserve Bank within the applicable time period set forth in paragraphs 4, and 7(a) of this Agreement.
(b)   Within 10 days of approval by the Reserve Bank, CCBC shall adopt the approved plans. Upon adoption, CCBC shall promptly implement the approved plans, and thereafter fully comply with them.
(c)   During the term of this Agreement, the approved plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.
Communications
11.   All communications regarding this Agreement shall be sent to:

(a)  Mr. Joseph J. Turk
    Assistant Vice President
    Federal Reserve Bank of Chicago
    230 South LaSalle Street
    Chicago, Illinois 60604-1413

(b)  Mr. Ray Colonius
    Interim Chief Executive Officer
    Community Central Bank Corporation
    120 North Main Street
    P.O. Box 7
    Mount Clemens, Michigan 48046-0007

Miscellaneous
12.   Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to CCBC to comply with any provision of this Agreement.
13.   The provisions of this Agreement shall be binding upon CCBC and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
14.   Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
15.   The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting CCBC, the Bank, any nonbank subsidiary of CCBC, or any of their current or former institution-affiliated parties and their successors and assigns.
16.   Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FD1 Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 19th day of January, 2011.

COMMUNITY CENTRAL BANK CORPORATION	FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ Ray T. Colonius	By:	/s/ Julie H. Williams
	Ray T. Colonius Interim CEO & CFO	For	Mark H. Kawa Vice President